CUSIP No.	44929Y101	13D	Page	8	of	8
Exhibit 99.1
DIRECTORS AND EXECUTIVE OFFICERS OF SYKES ENTERPRISES, INCORPORATED
Except where otherwise stated, the business address of each of the following directors and/or executive officers of Sykes Enterprises, Incorporated, a Florida corporation (“Sykes”), is c/o Sykes Enterprises, Incorporated, 400 North Ashley Drive, Tampa, FL 33602.

Name	Principal Occupation/Employment	Citizenship
Charles E. Sykes	President and Chief Executive Officer — Sykes	U.S.
W. Michael Kipphut	Senior Vice President and Chief Financial Officer — Sykes	U.S.
James C. Hobby	Senior Vice President, Global Operations — Sykes	U.S.
Jenna R. Nelson	Senior Vice President, Human Resources — Sykes	U.S.
Daniel L. Hernandez	Senior Vice President, Global Strategy — Sykes	U.S.
David L. Pearson	Senior Vice President and Chief Information Officer — Sykes	U.S.
Lawrence R. Zingale	Senior Vice President, Global Sales and Client Management — Sykes	U.S.
James T. Holder	Senior Vice President, General Counsel and Corporate Secretary — Sykes	U.S.
William N. Rocktoff	Vice President and Corporate Controller — Sykes	U.S.
Furman P. Bodenheimer, Jr.	President and Chief Executive Officer of Zickgraf Enterprises, Inc. and Nantahala Lumber	U.S.
William J. Meurer	Private investor and consultant	U.S.
Paul L. Whiting	President of Seabreeze Holdings, Inc	U.S.
Lt. Gen Michael DeLong (Retired)	Vice Chairman of Shaw Arabia Limited, President of Shaw CentCom Services, LLC, and Senior Vice President of the Shaw Group, Inc.	U.S.
Mark C. Bozek	President of Galgos Entertainment	U.S.
Iain A. Macdonald	Chairman of Yakara plc	U.K.
H. Parks Helms	President and Managing Partner of the law firm of Helms, Henderson & Associates, P.A.	U.S.
Linda McClintock-Greco, M.D.	Medical Director and President of Age-Less Medicine	U.S.
James K. (Jack) Murray, Jr.	Chairman of Murray Corporation	U.S.
James S. MacLeod	Managing Director of CoastalStates Bank	U.S.